Exhibit (d)(10)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of February 8, 2013 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“AXA FMG” or “Manager”) and Pacific Investment Management Company LLC, a limited liability company organized under the laws of the State of Delaware (“PIMCO” or “Adviser”) (collectively, the “Parties”).

AXA FMG and PIMCO agree to modify the Investment Advisory Agreement dated as of May 1, 2011, as amended (“Agreement”) as follows:

1. Name Change. The name of the “EQ/PIMCO Real Return Portfolio” will change to “EQ/PIMCO Global Real Return Portfolio”.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/PIMCO Ultra Short Bond Portfolio and EQ/Real Estate PLUS Portfolio.

3. All references in the Agreement (including any ancillary Agreement documents), to “EQ/PIMCO Real Return Portfolio” shall be deleted and replaced with “EQ/PIMCO Global Real Return Portfolio.”

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

6. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Steven M. Joenk	By:	/s/ Brent Holden
	Steven M. Joenk Chairman, Chief Executive Officer and President		Name: Brent Holden Title: Managing Director

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

WITH

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate*

EQ/PIMCO Ultra Short Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/PIMCO Global Real Return Portfolio	0.25% of the Portfolio’s average daily net assets.

EQ/Real Estate PLUS Portfolio**	0.49% of the Allocated Portion’s average daily net assets.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.
**	This Portfolio has been designated a “multi-adviser portfolio” and PIMCO receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as the “Allocated Portion.”